EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of November 12, 2013, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the common shares, par value $0.015 per share, of Essent Group Ltd., a Bermuda company, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 12, 2013	PBRA (CAYMAN) COMPANY

	By:	/s/ Joseph Gantz
Name: Joseph Gantz
Title: Director

Dated: November 12, 2013	ESSENT INTERMEDIATE, L.P.

By: PBRA (CAYMAN) COMPANY, its general partner

	By:	/s/ Joseph Gantz
Name: Joseph Gantz
Title: Director

Dated: November 12, 2013	PINE BROOK ESSENT CO-INVEST, L.P.

By: PBRA (CAYMAN) COMPANY, its general partner

	By:	/s/ Joseph Gantz
Name: Joseph Gantz
Title: Director